Exhibit T3A.5

Delaware      PAGE 1

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “YPG SYSTEMS, LLC”, FILED IN THIS OFFICE ON THE TWENTY-FIRST DAY OF JULY, A.D. 2008, AT 5:21 O’CLOCK P.M.

4577778 8100 080803755 You may verify this certificate online at corp.delaware.gov/authver.shtml	Harriet Smith Windsor Harriet Smith Windsor, Secretary of State AUTHENTICATION: 6742267 DATE: 07-21-08

State of Delaware
Secretary of State
Division of-Corporations
Delivered 05:26 PM 07/21/2006
FILED 05:21 PM 07/21/2008
SRV 080603755 - 4577778 FILE

CERTIFICATE OF FORMATION

OF

YPG SYSTEMS, LLC

This Certificate of Formation of YPG Systems, LLC, dated as of July 21, 2008, is being executed and filed by the undersigned, as an authorized person, for the purpose of forming a limited liability company pursuant to the Limited Liability Company Act of the State of Delaware (6 Del. C. § 18-101, et seq.), as amended from time to time.

FIRST:                      The name of the limited liability company formed hereby is YPG Systems, LLC.

SECOND:                 The address of the registered office of the limited liability company in the State of Delaware is:

Corporation Service Company
2711 Centerville Road, Suite 400
Wilmington, Delaware 19808

THIRD:                      The name and address of the registered agent of the limited liability company for service of process on the limited liability company in the State of Delaware is:

Corporation Service Company
2711 Centerville Road, Suite 400
Wilmington, Delaware 19808

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first written above.

By:	/s/ Francois Ramsay
Francois Ramsay, Authorized Person